EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of March 1, 2019, by and between EMMIS OPERATING COMPANY, an Indiana company (“Employer”), and RYAN HORNADAY, an Indiana resident (“Executive”).
RECITALS
WHEREAS, Employer, its parent, Emmis Communications Corporation (“ECC”), and their affiliates are engaged in the ownership and operation of certain radio, magazine and other businesses (together with Employer and ECC, and as such affiliates may change from time to time during the Term, the “Emmis Group”).
WHEREAS, Employer desires to employ Executive and Executive desires to be so employed.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.Employment Status and Duties. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts exclusive employment with Employer. During the Term (as defined below), Executive shall serve as Executive Vice President, Chief Financial Officer and Treasurer or such other positions as may be assigned to Executive. Executive shall have such duties, functions, authority and responsibilities as are commensurate with such positions. Executive’s services hereunder shall be performed on an exclusive, full‑time basis in a professional, diligent and competent manner to the best of Executive’s abilities. Executive shall not undertake any outside employment or business activities without the prior written consent of Employer. Executive shall be permitted to serve on the board of charitable or civic organizations so long as such services: (i) are approved in writing in advance by Employer; and (ii) do not interfere with Executive’s duties and obligations under this Agreement. Employer hereby approves Executive’s participation as a member of the board of directors of Choices, Inc. and his ownership of Cougar Homes, LLC, each subject to the restrictions set forth in the preceding sentence. It is understood and agreed that the location for the performance of Executive’s duties and services pursuant to this Agreement shall be the offices designated by Employer in or around Indianapolis, Indiana. If Executive is elected as a member of the Board of Directors of ECC, he shall serve in such position without additional remuneration (unless Employer elects to remunerate “inside directors”) but shall be entitled to the benefit of indemnification pursuant to the terms of Section 14.9. Executive shall also serve without additional remuneration as an officer of ECC and as a director and/or officer of one (1) or more of Employer’s subsidiaries or affiliates if appointed to such position(s) by ECC, Employer or another member of the Emmis Group, and shall also be entitled to the benefit of indemnification for such position(s) pursuant to the terms of Section 14.9.
2.    Term. The term of this Agreement shall commence on March 1, 2019 (the “Effective Date”) and continue until the earlier of (i) the sixtieth (60th) day after either Employer or Executive delivers written notice of termination of employment to the other, (ii) Employer terminates Executive’s employment for Cause (as defined below), (iii) Executive terminates his employment for Good Reason (as defined below), or (iv) Executive’s death (the “Term”). For purposes of this Agreement, the term “Contract Year” shall be defined to mean the twelve (12) month period commencing on March 1 of each calendar year during the Term and concluding on the last day of February of the following calendar year.
3.    Base Salary; Auto Allowance. Upon the terms and subject to the conditions set forth in this Agreement, Employer shall pay or cause to be paid to Executive a base salary at an annualized rate (the “Base Salary”), payable pursuant to Employer’s customary payroll practices and subject to applicable taxes and withholdings as required by law, for the first Contract Year, equal to $425,000. Each Contract Year thereafter, Executive’s Base Salary shall be the Base Salary for the prior Contract Year plus an amount, if any, equal to the average percentage merit increase for the Contract Year for Employer’s corporate employees who do not have an employment agreement, or plus such higher amount as may be determined by the Compensation Committee of ECC’s Board of Directors (the “Compensation Committee”) in its sole and absolute discretion.
Except as otherwise set forth herein, Employer shall have no obligation to pay Executive the Base Salary for any periods during which Executive fails or refuses to render services pursuant to this Agreement (except that Executive shall not be considered to have failed or refused to render services during any periods of Executive’s incapacity or absence from work due to sickness or other approved leave of absence in accordance with the Employer’s policies. In addition, it is understood and agreed that Employer may, at its sole election, pay up to ten percent (10%) of Executive’s Base Salary in Shares (as defined below); provided that: (i) the Shares are registered with the U.S. Securities and Exchange Commission (the “SEC”) on a then-effective Form S-8 or other applicable registration statement and are issued without restriction on resale (and further provided that the Shares are listed on a securities exchange, which does not include listing on the “pink sheets,” at the time of issuance), subject to any restrictions on resale under Employer’s insider trading policy or applicable federal and state laws; and (ii) the percentage of Executive’s Base Salary payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as, that utilized for the Key Executive Group. The term “Key Executive Group” refers to Employer’s President and Chief Operating Officer, the Employer’s General Counsel and the Employer’s President – Publishing and Chief Strategy Officer (or, if any of those positions no longer exist or are no longer comparable to Executive’s position, any other positions as reasonably determined by Employer).

During the Term, Executive shall receive a monthly auto allowance in the amount of One Thousand Dollars ($1,000) (subject to withholding and applicable taxes as required by law) consistent with Employer’s policy or practices regarding such allowances, as such policy or practices may be amended from time to time during the Term in Employer’s sole and absolute discretion; provided, however, that in no event shall the auto allowance amount paid to Executive pursuant to this provision be reduced.
4.    Incentive Compensation.
4.1    Equity Grants.
(i)    On or about the first day of the Term, when Employer grants equity incentive compensation to its executive level employees (but in no event later than ninety (90) days after the first day of the Term), Executive shall be granted an option (the “Option”) to acquire Fifty Thousand (50,000) shares of Class A Common Stock of ECC (“Shares”), which shall vest on February 28, 2022, and is subject to the terms of this Section 4.1.
(ii)    On or about the first day of the Term, when Employer grants equity incentive compensation to its executive level employees (but in no event later than ninety (90) days after the first day of the Term), Executive shall be granted Twenty-five Thousand (25,000) restricted Shares (“Restricted Shares”), which shall vest on February 28, 2022 and are subject to the terms of this Section 4.1. Upon the vesting of any Restricted Shares, Employer shall withhold a sufficient number of Shares from issuance (not exceeding the minimum number required to be so withheld unless Executive requests withholding at a higher rate not to exceed Executive’s estimated total tax liability with respect to such Restricted Shares) to satisfy all federal, state and local withholding requirements.
(iii)    The Option granted pursuant to this Section 4.1 shall: (i) have an exercise price per share equal to the Fair Market Value (“FMV”) of the stock on the date of grant (as FMV is defined in the applicable Equity Compensation Plan, or any subsequent equity compensation or similar plan adopted by ECC and generally used to make equity‑based awards to executive‑level employees of the Emmis Group (the “Plan”)); (ii) notwithstanding any other provisions in this Agreement, be granted according to the terms and subject to the conditions of the Plan; (iii) be evidenced by a written grant agreement containing such terms and conditions as are generally provided for other members of the Key Executive Group; (iv) be exercisable for Shares with such restrictive legends on the certificates in accordance with the Plan and applicable securities laws; and (v) not be entitled to any voting rights unless and until exercised. Employer shall use reasonable efforts to register the Shares subject to the award on a Form S-8 or other applicable registration statement at such time as the Shares are issued to Executive. The Option is intended to satisfy the regulatory exemption from the application of Section 409A (as defined below) for certain options for service recipient shares, and it shall be administered accordingly. The Restricted Shares shall (i) be granted according to the terms and subject to the conditions of the Plan; (ii) be evidenced by a written grant agreement; and (iii) include a restrictive legend as provided for by the Plan.
(iv)    From time to time during the Term, Employer may make such additional equity grants to Executive as the Compensation Committee deems appropriate in its sole and absolute discretion.
4.2    Annual Bonus Amounts. Upon the terms and subject to the conditions set forth in this Section 4, following the conclusion of each Contract Year, Executive shall be eligible to receive one (1) performance bonus in an annualized target amount equivalent to Seventy-Five Percent (75%) of Executive’s Base Salary for the subject Contract Year (each, an “Annual Bonus”), the exact amount of which, if any, shall be determined based upon attainment of certain performance, financial or other goals as determined each Contract Year by the Compensation Committee, in its sole and absolute discretion, and communicated to Executive within ten (10) days after a final determination by the Compensation Committee.
4.3    Payment of Bonus Amounts. Employer shall pay or cause to be paid to Executive the bonus amounts, if earned according to the terms and conditions set forth or referenced in this Agreement; provided that (unless provided otherwise in this Agreement) on the final day of the applicable measuring period for such bonus: (i) this Agreement is in full force and effect and has not been terminated for any reason (other than due to a material breach of this Agreement by Employer); and (ii) Executive is fully performing all of Executive’s material duties and obligations pursuant to this Agreement and is not in breach of any of the material terms and conditions of this Agreement (provided that Executive’s failure or inability to perform his duties and obligations because of his death or incapacity, including during leaves of absence permitted by law or applicable policy of Employer, shall not be considered a breach of this Agreement or non-performance under this provision). In addition, it is understood and agreed that Employer may, at its sole election, pay any bonus amounts earned by Executive pursuant to this Section 4 in cash or Shares; provided that the Shares evidencing any portion thereof are registered with the SEC on a then-effective Form S-8 or other applicable registration statement and are issued without restriction on resale (and further provided that the Shares are listed on a securities exchange, which does not include listing on the “pink sheets,” at the time of issuance), subject to any restrictions on resale under Employer’s insider trading policy and applicable federal and state law. In the event that Employer elects pursuant to this Section 4.3 to pay any Annual Bonus amounts in Shares, the percentage of such bonus amounts payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as, that utilized for the Key Executive Group. Any Annual Bonus amounts earned by Executive pursuant to the terms and conditions of Section 4.2 shall be paid after the end of the Contract Year for which the bonus is earned (but in no event later than ninety (90) days after the end of such Contract Year). Any and all bonus amounts payable by Employer to Executive pursuant to this Section 4 shall be subject to applicable taxes and withholdings as required by law. Notwithstanding any other provisions of this Agreement, any bonus pursuant to Section 4.2 shall be paid to Executive by the earlier of the date specified herein or the date that is no later than two-and-a-half months after the end of either Employer’s or Executive’s first taxable year (whichever period is longer) in which any such bonus is no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
5.    Expenses; Travel. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term in connection with the performance of Executive’s services hereunder upon presentation of expense statements, vouchers or other supporting documentation as Employer may require of Executive; provided that, such expenses are otherwise in accordance with Employer’s policies applicable to members of the Key Executive. Executive shall undertake such travel as may be required in the performance of Executive’s duties pursuant to this Agreement. Under no circumstances shall the Employer’s reimbursement for expenses incurred in a calendar year be made later than the end of the next following calendar year; provided, however, this requirement shall not alter the Employer’s obligation to reimburse Executive for eligible expenses on a current basis.
6.    Fringe Benefits.
6.1    Vacation and Other Benefits. Each Contract Year, Executive shall be entitled to four (4) weeks of paid vacation in accordance with Employer’s applicable policies and procedures for executive-level employees. Executive shall also be eligible to participate in and receive the fringe benefits generally made available to members of the Key Executive Group in accordance with and to the extent that Executive is eligible under the general provisions of Employer’s fringe benefit plans or programs; provided, however, that Executive understands that these fringe benefits may be increased, changed, eliminated or added from time to time during the Term as determined in Employer’s sole and absolute discretion.
6.2    Insurance and Estate Planning. Each Contract Year, Employer agrees to reimburse Executive in an amount not to exceed Five Thousand Dollars ($5,000) for the annual premium and other fees and expenses associated with estate planning services for Executive, including legal and tax services, and Executive’s purchase or maintenance of a life or disability insurance policy or other insurance policies on the life, or related to the care, of Executive. Executive shall be entitled to freely select and change the beneficiary or beneficiaries under such policy or policies. Notwithstanding anything to the contrary contained in this Agreement, Employer’s obligations under this Section 6.2 are expressly contingent upon Executive providing required information and taking all necessary actions required of Executive in order to obtain and maintain the subject services, policy or policies, including without limitation passing any required physical examinations. Reimbursements pursuant to this Section 6.2 with respect to a Contract Year shall be made as soon as administratively feasible after Executive submits the information and documentation required for reimbursement; provided, however, under no circumstances shall such reimbursement be paid later than two-and-a-half months after the end of the calendar year or Employer’s taxable year (whichever period is longer) in which such Contract Year commenced.
7.    Confidential Information.
7.1    Non‑Disclosure. Executive acknowledges that certain information concerning the business of the Emmis Group and its members (including but not limited to trade secrets and other proprietary information) is of a highly confidential nature, and that, as a result of Executive’s employment with Employer prior to and during the Term, Executive shall receive and develop proprietary and confidential information concerning the business of Employer and/or other members of the Emmis Group which, if known to Employer’s competitors, would damage Employer, other members of the Emmis Group and their respective businesses. Accordingly, Executive hereby agrees that during the Term and thereafter, Executive shall not divulge or appropriate for Executive’s own use, or for the use or benefit of any third party (other than Employer and its representatives, or as directed in writing by Employer), any information or knowledge concerning the business of Employer, or any other member of the Emmis Group, which is not generally available to the public other than through the activities of Executive. Executive further agrees that, immediately upon termination of Executive’s employment for any reason, Executive shall promptly surrender to Employer all documents, brochures, plans, strategies, writings, illustrations, client lists, price lists, sales, financial or marketing plans, budgets and any and all other materials (regardless of form or character) which Executive received from or developed on behalf of Employer or any member of the Emmis Group in connection with Executive’s employment prior to or during the Term. Executive acknowledges that all such materials shall remain at all times during the Term and thereafter the sole and exclusive property of Employer and that nothing in this Agreement shall be deemed to grant Executive any right, title or interest in such material.
7.2    Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive individually or jointly with others during the Term by Employer and relating in any way to the business or contemplated business, research or development of the Emmis Group (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Employer. Executive acknowledges that, by reason of being employed by Employer at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by Employer. To the extent that the foregoing does not apply, Executive by these presents does hereby irrevocably assign to Employer, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Employer’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Employer would have had in the absence of this Agreement. During and after his employment, Executive agrees to reasonably cooperate with Employer to (a) apply for, obtain, perfect and transfer to Employer the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to Employer any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by Employer. Executive hereby irrevocably grants Employer power of attorney to execute and deliver any such documents on Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to Employer and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with Employer’s request (without limiting the rights Employer shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any confidential information, materials, software or other tools made available to him by Employer or the Emmis Group.
7.3    Injunctive Relief. Executive acknowledges that Executive’s breach of this Section 7 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 7 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches this Section 7, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing this Section 7 to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security.
8.    Non‑Competition; Non-Solicitation; Anti-Raiding; Injunctive Relief.
8.1    To the extent permitted by law, Executive (whether on Executive’s own behalf or on behalf of any other person or entity) shall not directly or indirectly:
(i)    During the Term, and for a period of one (1) year (which shall be extended by the length of any period during which Executive is in violation of this Section 8.1(i)) immediately following the expiration or early termination of the Term for any reason, voluntary or involuntary (“Termination”), within the “Geographic Territory” (as defined below), own, manage, operate, or otherwise engage or participate in any business that competes directly or indirectly with the business of Employer or any member of the Emmis Group (“Competitor”) if Executive performs any duties, responsibilities, or functions on behalf of the Competitor that (a) are the same as or similar to the duties, responsibilities, or functions Executive performed for Employer or a member of the Emmis Group during any portion of the 24-month period immediately preceding the Termination (“Pre-Termination Period”), (b) relate in any respect to any aspect of the business of a member of the Emmis Group as to which, during any portion of the Pre-Termination Period, Executive performed any duties or services or received any confidential information, or (c) relate in any respect to, or would benefit from the use of, any confidential information Executive received during the Pre-Termination Period. For purposes of this Section 8.1(i), Geographic Territory shall mean Indiana, United States, and/or any other state, market, country, or geographic territory in which Employer or a member of the Emmis Group delivered, sold or marketed its products or services or conducted business during the Pre-Termination Period. At least five (5) business days prior to Executive’s commencement of any duties, responsibilities or functions for a Competitor, Executive and the Competitor shall provide Employer with a written notice that describes the duties, responsibilities and functions to be performed by Executive and certifies that such duties, responsibilities and functions will comply with the terms and conditions of this Agreement. The parties acknowledge and agree that Employer’s and the Emmis Group’s business is generally located at least within the Geographic Territory, extends throughout the Geographic Territory and is not limited to any particular region of the Geographic Territory. As long as Executive does not engage in any activity prohibited by this Section 8.1(i), Executive’s ownership of less than five percent (5%) of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with Employer or the Emmis Group for the purpose of this Section 8.1. Notwithstanding the foregoing, with Employer’s written consent, which shall not be unreasonably withheld, Executive may join a commercial enterprise with multiple divisions or business lines, even if a division or business line engages in a business competitive with Employer, if such competitive business represents an insignificant portion of the commercial enterprise’s operations and revenue and Executive's services are not primarily for the competitive divisions or business lines.
(ii)    During the Term, and for a period of two (2) years (which shall be extended by the length of any period during which Executive is in violation of this Section 8.1(ii)) immediately following Termination, sell or otherwise provide or solicit the sale or provision of (or supervise such activities) any products or services that directly or indirectly compete with any products or services of Employer or any member of the Emmis Group to any person or entity as to which, during any portion of the Pre-Termination Period, Executive sold or supervised the sale of products or services, or otherwise performed any duties or services on behalf of Employer or a member of the Emmis Group, or received any confidential information.
(iii)    During the Term, and for a period of two (2) years (which shall be extended by the length of any period during which Executive is in violation of this Section 8.1(iii)) immediately following Termination, hire or otherwise engage any employee of Employer or a member of the Emmis Group, or any other person or entity who during any portion of the three (3) months immediately preceding Termination had an actual or prospective employment, consulting, or contractor relationship with Employer or a member of the Emmis Group or solicit, induce, or influence any such employee or other person or entity to discontinue, reduce, reject, or otherwise change in any manner adverse to the interests of Employer or a member of the Emmis Group the nature or extent of such relationship with Employer or a member of the Emmis Group.
8.2    Injunctive Relief. Executive acknowledges the special and unique nature of Executive’s employment with Employer as an executive-level employee, and understands that, as a result of Executive’s employment with Employer prior to and during the Term, Executive has gained and will continue to gain knowledge of and have access to highly sensitive and valuable information regarding the operations of Employer and its subsidiaries and affiliated entities, including but not limited to the confidential information described more fully in Section 7.1. Accordingly, Executive acknowledges Employer’s interest in preventing the disclosure of such information through the engagement of Executive’s services by any of Employer’s or the Emmis Group’s competitors following the expiration or termination of the Term for any reason. Executive acknowledges and agrees that the provisions of this Section 8 have been specifically negotiated and carefully worded in recognition of the opportunities which will be afforded to Executive by Employer by virtue of

Executive’s continued association with Employer during the Term, and the influence that Executive has and will continue to have over Employer’s and the Emmis Group’s employees, customers and suppliers. Executive further acknowledges that Executive’s breach of Section 8.1 herein will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 8 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches Section 8.1, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing Section 8.1, to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security. Notwithstanding anything to the contrary contained in this Agreement, if Executive violates Section 8.1, and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full restrictive covenant periods set forth therein. Accordingly, the obligations set forth in Section 8.1 shall have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligation(s) by Executive.
8.3    Construction. Despite the express agreement herein between the parties, in the event that any provisions set forth in this Section 8 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 8 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 8 shall be severable into its component parts, all as determined by such court or tribunal.
9.    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 2, Executive’s employment shall terminate, and Executive and Employer shall have the following obligations:
9.1    Executive’s Obligations. Executive shall have no further obligations or liabilities hereunder except Executive’s obligations under Sections 7 and 8, and any obligations arising in connection with any conduct of Executive described in Section 10.4.
9.2    Employer’s Obligations. Employer shall have no further obligations or liabilities hereunder, except that Employer shall:
(i)    Not later than two (2) weeks after the termination date, pay to Executive, pursuant to Employer’s customary payroll processes, in a lump-sum cash payment, subject to any applicable tax withholding and deductions required by law:

(a)    Any Base Salary earned on or prior to the termination date, but which remains unpaid as of the termination date; and
(b)    Any Annual Bonus amounts Executive earned on or prior to the termination date pursuant to Section 4 but which remain unpaid as of the termination date;
(ii)    Comply with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the provisions of any Employer benefit plans in which Executive or Executive’s eligible dependents or beneficiaries are participating at the time of termination;
(iii)    If the termination occurs at least six (6) months after the commencement of the Contract Year in which the termination occurs, Employer may pay to Executive a pro-rated portion of the Annual Bonus for such Contract Year, such amount, if any, and the conditions applicable to such payment (e.g., signing a general release) to be determined in the sole and absolute discretion of the Compensation Committee; and
(iv)    Perform Employer’s obligations, if any, under Section 10.
10.    Severance.
10.1    Conditions of Severance. If (a) Employer terminates this Agreement pursuant to Section 2 other than for Cause (as defined below) or other than upon Executive’s death or Disability (as defined below), or (b) Executive terminates this Agreement pursuant to Section 2 for Good Reason (as defined below), Employer shall provide a general release (in form reasonably acceptable to Employer) to Executive within two (2) weeks after the effective date of such termination of employment, and, if Executive signs such general release, then within two (2) weeks after the effective date of such general release:
(i)    Employer shall pay to Executive, pursuant to Employer’s customary payroll processes, in a lump sum cash payment, an amount equal to Executive’s then-current Base Salary, subject to any applicable tax withholding and deductions as required by law; and
(ii)    Employer shall accelerate in full the vesting of any equity granted to Executive prior to the termination date, subject to any applicable tax withholding and deductions as required by law.
10.2    General Release. Executive acknowledges and agrees that his execution of the general release is an inducement to Employer’s agreement to make such payments and a material condition to Executive’s receipt of any payments or benefits outlined in this Section 10.

10.3    Definition of Termination of Employment. For purposes of this Agreement, “terminates employment,” “termination of employment,” or any variation of that term means a separation from service within the meaning of Section 409A (defined below). If Executive’s employment terminates but does not qualify as a separation from service under Section 409A, then Executive shall become entitled to receive the severance pay and benefits set forth in this Agreement at such time as he incurs a separation from service.
10.4    Definition of Cause. For purposes of this Agreement, “Cause” shall be defined to mean any of the following: (i) Executive’s failure, refusal or neglect to perform any of Executive’s material duties or obligations under this Agreement, or any material duties assigned to Executive consistent with the terms of this Agreement (Executive’s inability or failure to perform his obligations hereunder because of his death, Disability or incapacity, including during leaves of absence permitted by law or applicable policy of Employer, shall not be considered Cause for termination under this provision), or abide by any applicable policy of Employer, or Executive’s breach of any material term or condition of this Agreement, and continuation of such failure, refusal, neglect, or breach after written notice and the expiration of a ten (10) day cure period; provided, however, that it is not the parties’ intention that the Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure, Employer may terminate this Agreement for Cause for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether similar or related) without providing any further notice or opportunity to cure; (ii) commission of any felony or any other crime involving an act of moral turpitude which is harmful to Employer’s business or reputation; (iii) Executive’s action or omission, or knowing allowance of actions or omissions, which are in violation of any law or any of the rules or regulations of the Federal Communications Commission, or which otherwise jeopardize any of the licenses granted to Employer or any member of the Emmis Group in connection with the ownership or operation of any radio station; (iv) theft in any amount; (v) actual or threatened violence against any individual (in connection with his employment hereunder) or another employee; (vi) sexual or other prohibited harassment of others that is actionable under applicable laws; (vii) unauthorized disclosure or use of trade secrets or proprietary or confidential information, as described more fully in Section 7; (viii) any action which brings Employer or any member of the Emmis Group into public disrepute, contempt, scandal or ridicule, and which is harmful to Employer’s business or reputation; and (ix) any matter constituting cause or gross misconduct under applicable laws.
10.5    Definition of Disability. Executive’s termination of employment shall be upon Executive’s “Disability” if Employer’s notice of termination is given after Executive qualifies for coverage under Employer’s then applicable long term disability insurance plan and such plan is not materially less favorable to Executive than the long term disability insurance plan in effect on the Effective Date.

10.6    Definition of Good Reason. For purposes of this Agreement, the term “Good Reason” shall be defined to mean, without Executive’s written consent: (i) a reduction by Employer in Executive’s Base Salary or target Annual Bonus opportunity from the amounts set forth in this Agreement; (ii) failure of Employer to provide an office to Executive, or Employer requiring Executive to work in an office that is more than thirty-five (35) miles from the location of Employer’s principal executive offices at the time of this Agreement, except for required travel on business of the Employer to the extent substantially consistent with Executive’s business travel obligations, or (iii) a material breach of the terms of this Agreement by Employer; provided that Executive has given Employer notice of such breach within thirty (30) days of the initial occurrence of the event that is alleged to constitute Good Reason, such breach remains uncured in the thirty (30) day period after such notice, and Executive terminates his employment no later than ten (10) days after the cure period has expired. Employer shall not take any position that a termination of employment by Executive for Good Reason fails to constitute on involuntary separation from service for purposes of Section 409A.
11.    Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless Employer reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.
It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if Employer (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of Employer or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Employer (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

This Agreement is intended to comply with Section 409A, and it is intended that no amounts payable hereunder shall be subject to tax under Section 409A. Employer shall use commercially reasonable efforts to comply with Section 409A with respect to payments of benefits hereunder.

12.    Adjustments for Changes in Capitalization of Employer. In the event of any change in Employer’s outstanding Shares during the Term by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spin-off, share combination, consolidation or other event, the number and class of Shares and/or Options awarded pursuant to Section 4 (and any applicable Option exercise price) shall be adjusted by the Compensation Committee in its sole and absolute discretion and, if applicable, in accordance with the terms of the Plan, and the option agreement evidencing the grant of the Option. The determination of the Compensation Committee shall be conclusive and binding. All adjustments pursuant to this Section 12 shall be made in a manner that does not result in taxation to the Executive under Section 409A.
13.    Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been made as of: (a) the date that is the next date upon which an overnight delivery service (Federal Express, UPS or equivalent only) will make such delivery, if sent via such overnight delivery service, postage prepaid, (b) the date such delivery is made, if delivered in person to the notice party specified below, or (c) the date such delivery is made, if delivered via email. Such notice shall be delivered as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
(i)    If to Employer:

Emmis Operating Company
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attn: Jeffrey H. Smulyan
Email: Jeff@emmis.com

With a copy to:
Emmis Operating Company
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attn: Legal Department
Email: legal@emmis.com

(ii)    If to Executive, to Executive at Executive’s address in the personnel records of Employer.
14.    Miscellaneous.
14.1    Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana without regard to its conflict of law principles. Any action to enforce, challenge or construe the terms or making of this Agreement or to recover for its breach shall be litigated exclusively in a state court located in Marion County, Indiana, except that the Employer may elect, at its sole and absolute discretion, to litigate the action in the county or state where any breach by Executive occurred or where Executive can be found. Executive acknowledges and agrees that this venue provision is an essential provision of this Agreement and Executive hereby waives any defense thereto, including but not limited to, lack of personal jurisdiction, improper or wrong venue, or inconvenience.
14.2    Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms and conditions of this Agreement.
14.3    Entire Agreement. This Agreement shall supersede and replace, in all respects, any and all prior employment agreements between Executive and any member of the Emmis Group, and such agreements shall immediately terminate and be of no further force or effect. For purposes of the preceding sentence, any indemnification, intellectual property rights, restricted stock or option agreement, as well as any benefits-related agreement, shall not constitute a “prior employment agreement.”
14.4    Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive to any third party; provided, however, that Executive may designate pursuant to Section 14.6 one (1) or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive’s estate. Employer may assign all or any portion of its rights and obligations hereunder to any other member of the Emmis Group or to any successor or assignee of Employer pursuant to a reorganization, recapitalization, merger, consolidation, sale of substantially all of the assets or stock of Employer, or otherwise.
14.5    Amendments; Waivers. Except as expressly provided in the following sentence, this Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the written consent of Executive and Employer. Employer may amend this Agreement to the extent that Employer reasonably determines that such change is necessary to comply with Section 409A and further guidance thereunder, provided that such change does not reduce the amounts payable to Executive hereunder. The failure of a party at any time to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.
14.6    Beneficiaries. Whenever this Agreement provides for any payment to Executive’s estate, such payment may be made instead to such beneficiary as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to re‑designate a beneficiary by written notice to Employer (or to any applicable insurance company).
14.7    Change in Fiscal Year. If, at any time during the Term, Employer changes its fiscal year, Employer shall make such adjustments to the various dates and target amounts included herein as are necessary or appropriate, provided that no such change shall affect the date on which any amount is payable hereunder.
14.8    Executive’s Warranty and Indemnity. Executive hereby represents and warrants that Executive: (i) has the full and unqualified right to enter into and fully perform this Agreement according to each and every term and condition contained herein; (ii) has not made any agreement, contractual obligation or commitment in contravention of any of the terms and conditions of this Agreement or which would prevent Executive from performing according to any of the terms and conditions contained herein; and (iii) has not entered into any agreement with any prior employer or other person, corporation or entity which would in any way adversely affect Executive’s or Employer’s right to enter into this Agreement. Furthermore, Executive hereby agrees to fully indemnify and hold harmless Employer and each of its subsidiaries, affiliates and related entities, and each of their respective officers, directors, employees, agents, attorneys, shareholders, insurers and representatives from and against any and all losses, costs, damages, expenses (including attorneys’ fees and expenses), liabilities and claims, arising from, in connection with, or in any way related to, Executive’s breach of any of the representations or warranties contained in this Section 14.8.
14.9    Indemnification. Executive shall be entitled to the benefit, to the fullest extent permitted by applicable law, of (i) the indemnification provisions set forth in Employer’s articles of incorporation and/or by‑laws, or any applicable corporate resolution, as the same may be amended from time to time during the Term (not including any limiting amendments or additions, but including any amendments or additions that add to or broaden the protection afforded to Executive at the time of execution of this Agreement) and (ii) Executive’s rights under that certain Director and Officer Indemnification Agreement executed by Executive and ECC dated December 15, 2011 (the “Indemnification Agreement”). Employer agrees to be jointly and severally liable for the obligations of ECC under the Indemnification Agreement. Additionally, Employer shall cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law (the “IBCL”), as the same may be amended from time to time during the Term, to the fullest extent permitted by the IBCL as required to make Executive whole in connection with any indemnifiable loss, cost or expense incurred in Executive’s performance of Executive’s duties and obligations pursuant to this Agreement. Employer shall also maintain during the Term, and for a commercially reasonable period after the Term, an insurance policy providing directors’ and officers’ liability coverage in a commercially reasonable amount. It is understood that the foregoing indemnification obligations shall survive the expiration or termination of the Term.
14.10    Change in Control.   All prior change in control severance agreements to which Executive and Employer and/or ECC are parties are hereby terminated and of no further force and effect. In the event of a “Change in Control,” the rights and obligations of Executive and Employer are set forth in the separate Change in Control Agreement executed by the parties, effective as of the date of this Agreement (the “CIC Agreement”). “Change in Control” shall have the meaning ascribed to it in the CIC Agreement.
14.11    Survival. The provisions of this Agreement shall survive the termination or expiration of this Agreement to the extent necessary in order to effectuate the intent of the parties hereunder, including without limitation Sections 5, 7, 8, 9, 10, 11, 13, and 14.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
EMMIS OPERATING COMPANY (“Employer”)
By: /s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chief Executive Officer
RYAN HORNADAY
(“Executive”)
/s/ Ryan A. Hornaday
Ryan Hornaday

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